UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 26, 2005

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Definitive Material Agreement

On July 26, 2005, upon the recommendation of the Compensation Committee of the Board of Directors of Avanex Corporation (the “Company”), the Board of Directors of the Company approved the following actions, as further described below:

•	An amendment to the Company’s 1998 Stock Plan (the “1998 Plan”);

•	The adoption of the Company’s Fiscal 2006 Incentive Bonus Plan; and

•	The adoption of the Company’s Sales Compensation Plan.

1998 Stock Plan

The 1998 Plan was amended to permit the award of restricted stock units, which are intended to further the purposes of the 1998 Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company, and to promote the success of the Company’s business.

Restricted stock units are awards that are paid out in installments. The Administrator, as defined in the 1998 Plan, determines the terms and conditions of restricted stock units. Awards of restricted stock units vest in accordance with terms and conditions established by the Administrator. The Administrator determines the number of restricted stock units granted to any employee, consultant or director.

In determining whether an award of restricted stock units should be made, and/or the vesting schedule for any such award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. The number of restricted stock units paid out to the participant will depend on the extent to which the vesting criteria are met. The Administrator may set vesting criteria based upon the achievement of Company-wide, departmental, business unit or individual goals, which may include continued employment or service, applicable federal or state securities or any other basis determined by the Administrator.

Upon satisfying the applicable vesting criteria, the participant shall be entitled to the payout specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares of common stock of the Company, or a combination thereof. Shares represented by restricted stock units that are fully paid in cash will again be available for grant under the 1998 Plan. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to the Company.

Fiscal 2006 Incentive Bonus Plan

Pursuant to the Fiscal 2006 Incentive Bonus Plan, certain employees and executive officers of the Company would be granted restricted stock units based upon the achievement of certain financial milestones approved by the Board of Directors. The amount of restricted stock units awarded would constitute up to 70% of the base salary of the employee or executive officer. The restricted stock unit awards would have a one year vesting period, which would be accelerated upon the achievement of additional financial milestones approved by the Board of Directors. The aggregate value of the restricted stock units that may be granted to executive officers pursuant to the Fiscal 2006 Incentive Bonus Plan is approximately $870,000.

Sales Compensation Plan

Pursuant to the Sales Compensation Plan, the Company’s Vice President of Sales may receive incentive compensation based upon the achievement of certain financial and operating milestones approved by the Board of Directors. A portion of the incentive compensation would be paid quarterly in cash and a portion of the incentive compensation would be paid quarterly in restricted stock units.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ RICHARD C. YONKER
Richard C. Yonker Chief Financial Officer

Date: August 1, 2005

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